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                                                                  Exhibit (d)(2)

Effective as of May 1, 2003

Comshare, Incorporated
555 Briarwood Circle
Ann Arbor, MI 48108
USA

Attention: Brian J. Jarzynski

Dear Sirs:

         In connection with a possible transaction being discussed by Comshare, Incorporated (the "Recipient") and Geac Computer Corporation Limited ("GCCL") pursuant to which GCCL would acquire the Recipient through a public tender offer followed, if necessary, by a back-end merger (together, the "Transaction"), GCCL and the Recipient entered into a non-disclosure agreement on April 24, 2003 relating to the disclosure of information about the Recipient to GCCL. GCCL would now like to be able to disclose certain information to the Recipient about GCCL in order to facilitate the Transaction. All information (including but not limited to business plans and strategy, financial, marketing, or sales data, technical specifications, computer programming techniques, customer lists and information, product development plans, software and documentation) furnished by GCCL, its directors, officers, employees, agents or representatives (collectively, "representative"), either in written form or orally, and all analyses, compilations, data, studies or other documents prepared by the Recipient or its representatives containing or based in whole or in part on any such furnished information is hereinafter referred to as the "Information".

         In consideration of being furnished with the Information, the Recipient agrees to the following Confidentiality Agreement:

         1. CONFIDENTIALITY. The Recipient agrees that all Information is the confidential information of GCCL. The Recipient shall not copy, abstract, reverse engineer or disclose any Information to any other person, firm, corporation, or other entity. Dissemination of the Information shall be limited to the Recipient's employees and representatives who have a need to know and who shall be bound to honor the provisions of this Agreement.

         2. EXCEPTIONS. The obligations of confidentiality shall not apply to any information that (a) is contained in a generally available non-confidential publication bearing a date prior to the date of this Agreement; (b) is or becomes generally available to the public other than as a result of the improper action of the Recipient; (c) is rightfully known from a source independent of any restrictions imposed by GCCL or becomes rightfully known to the Recipient from such a source; (d) shall be or has been independently developed by the Recipient; (e) is generally furnished to others by GCCL

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Effective as of May 1, 2003

without restrictions on the receiving party's right to disclose; or (f) is required to be disclosed by any valid requirement of any governmental authority, regulatory agency or stock exchange (by order, oral questions, interrogations, subpoena or otherwise) or by a court of law having jurisdiction over the Recipient (provided that, to the extent permitted by law, the Recipient shall notify GCCL of the receipt of such an order and shall cooperate with GCCL in efforts to limit the extent of information required to be disclosed and to assure that confidential treatment will be accorded the Information).

         3. DISCUSSIONS. The fact that discussions are taking place between GCCL and the Recipient regarding the Transaction, the content of the discussions, and the participation of the parties in the discussions shall also be regarded as Information.

         4. PURPOSE. All Information shall be used by the Recipient solely for the purpose of understanding timing considerations relating to the Transaction and for no other purpose. The Information shall not be used in any way directly or indirectly detrimental to GCCL. The furnishing of the Information does not constitute the grant of or waiver by GCCL of any of its proprietary interests, including without limitation patents, trade secrets, copyrights, or trademarks. The Recipient understands that GCCL has tried to include Information that it believes to be reliable and relevant for the purpose of facilitating the Transaction but acknowledges that GCCL makes no representation or warranty as to the accuracy or completeness of the Information. The Recipient agrees that neither GCCL nor any of its representatives shall have any liability as a result of the use of the Information by the Recipient and its representatives, and the Recipient understands that only those particular representations and warranties that may be made by GCCL in a definitive agreement, when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such a definitive agreement, shall have any legal effect.

         5. RETURN. The Recipient shall return to GCCL all Information furnished to the Recipient by GCCL or its representatives, and shall destroy, or caused to be destroyed, all notes, memoranda, analyses, compilations, data, studies, other documents or other stored information of any kind prepared by the Recipient or its representatives contained or base in whole or in apart on the Information or the discussions generally, upon GCCL's request. All confidentiality obligations shall survive the termination of this Agreement and the return of Information.

         6. DISCUSSION NOT BINDING. The parties agree that this Agreement, continuing discussions, future provision of Information, past or future correspondence (including without limitation correspondence indicating interest or intent), and other communications between the parties shall not commit either party to continue discussions or negotiate, or be legally binding as an informl agreement or agreement to agree to the Transaction. The only way the parties shall be bound to a transaction, if at all, shall be by a mutually satisfactory definitive written agreement signed by the parties. Any research and development, prototyping, or other action or expense that either party takes or incurs in anticipation that a transaction will be consummated shall be entirely at the acting party's risk and expense and shall not impose any liability on any other party.

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Effective as of May 1, 2003

         7. TRADING. The Recipient hereby acknowledges that it is aware (and that its directors, officers, employees, representatives and agents who are apprised of the matter have been, or upon becoming apprised will be, advised) that the Information includes material non-public information about GCCL and that they are ware of the restrictions (including the restrictions regarding transactions in securities) imposed by applicable securities laws on a person possessing material non-public information about a public company.

         8. GENERAL. Headings are for convenience only and have no legal significant. This Agreement constitutes the entire agreement between the parties regarding its subject matter. It may be altered, amended, modified, or waived only by a written agreement signed by the parties. Without prejudice to any other rights or remedies GCCL may have, the Recipient acknowledges and agrees that money damages would not be an adequate remedy for any breach of this Agreement and that GCCL shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement. The illegality, invalidity or unenforceability of any provision of this Agreement under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision of this Agreement. This Agreement shall be governed by the internal laws of the State of Michigan exclusive of its choice of law rules. The parties acknowledge that they have read and understood this Agreement and agree to be bound by its terms.

Sincerely yours,

GEAC COMPUTER CORPORATION LIMITED

By: /s/ Craig C. Thornburn
    -----------------------------------------------------------
    Craig C. Thorburn, Senior Vice President,
    Mergers & Acquisitions, and Corporate Secretary

AGREED TO AND ACCEPTED, EFFECTIVE AS OF MAY 1, 2003, BY:

COMSHARE, INCORPORATED

By: /s/ Brian J. Jarzynski
    ----------------------------------------------------------
    Brian J. Jarzynski
    Senior Vice President and CFO

Date: June 22, 2003